Exhibit 10.1

__________

PROPERTY ACQUISITION AGREEMENT

Among each of:

MINAS RÍO BRAVO S.A..
(as a Vendor)

And:

COMPAÑÍA MINERA RÍO VERDE S.A.
(as a Vendor)

And:

MINAS LA ROCA S.A.
(as a Vendor)

And each of:

PIEDRA RICA MINING S.A.
(as the Purchaser)

And:

URANIUM ENERGY CORP.
(as UEC)

Uranium Energy Corp.
Suite 320, 1111 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2J3

__________

PROPERTY ACQUISITION AGREEMENT

                       THIS PROPERTY ACQUISITION AGREEMENT is made and dated for reference effective as at October 14, 2011 (the "Effective Date") as fully executed on this 25th day of October, 2011.

AMONG EACH OF:

MINAS RÍO BRAVO S.A., a company incorporated under the
laws of Paraguay, and having an address for notice and delivery located at Facundo Machain No. 6063, Asuncion, Paraguay;

("Rio Bravo");

OF THE FIRST PART

AND:

COMPAÑÍA MINERA RÍO VERDE S.A., a company
incorporated under the laws of Paraguay, and having an address for notice and delivery located at Facundo Machain No. 6063,
Asuncion, Paraguay;

("Minera")

OF THE SECOND PART

AND:

MINAS LA ROCA S.A., a company incorporated under the laws
of Paraguay, and having an address for notice and delivery located at Facundo Machain No. 6063, Asuncion, Paraguay;

("La Roca")

OF THE THIRD PART

(and each of Rio Bravo, Minera, and La Roca being hereinafter singularly also referred to as a "Vendor" and collectively referred to as the "Vendors" as the context so requires)

AND EACH OF:

URANIUM ENERGY CORP., a company incorporated under the
laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at Suite 320, 1111 West Hastings
Street, Vancouver, British Columbia, Canada, V6E 2J3

("UEC");

OF THE FOURTH PART

AND:

PIEDRA RICA MINING S.A., a company incorporated under
the laws of Paraguay, and having an address for notice and
delivery located at Juan Iturbe No. 339, Asuncion, Paraguay

(the "Purchaser");

OF THE FIFTH PART

(and each of the Vendors, UEC and the Purchaser being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

                       WHEREAS:

A.                   Rio Bravo is a body corporate subsisting under and registered pursuant to the laws of Paraguay and is the 100% legal, beneficial and registered owner of certain mineral property concession interests which are located in Paraguay and which are more particularly described as "La Pastora Block" and "Carayao Block" and comprise approximately 50,000 hectares each (collectively, the "Rio Bravo Assets") ; and which Rio Bravo Assets and the right to prospect the same were granted to Rio Bravo by way of Resolution No. 757 of April 28, 2011 and by way of Resolution 774 dated April 28, 2011 from the Paraguay Minstro de Obras Publicas y Comunicaciones ("MPOC"); and which Rio Bravo Assets are even more particularly described in Schedule "A" which is attached hereto and which forms a material part hereof;

B.                   Minera is a body corporate subsisting under and registered pursuant to the laws of Paraguay and is the 100% legal, beneficial and registered owner of certain mineral property concession interests which are located in Paraguay and which are more particularly described as "Isla Margarita Block" and "Santa Rosa Block" and comprise approximately 56,500 hectares and 42,800 hectares, respectively (collectively, the "Minera Assets"); and which Minera Assets and the right to prospect the same were granted to Minera by way of Resolution No. 775 of April 28, 2011 and by way of Resolution 842 dated May 9, 2011 from the MPOC; and which Minera Assets are even more particularly described in Schedule "A" which is attached hereto;

C.                   La Roca is a body corporate subsisting under and registered pursuant to the laws of Paraguay and is the 100% legal, beneficial and registered owner of certain mineral property concession interests which are located in Paraguay and which are more particularly described as "Union Block" and "Tapiracuai Block" and comprise approximately 50,000 hectares each (collectively, the "La Roca Assets"; and together with each of the Rio Bravo Assets, the Minera Assets and the La Roca Assets and including, without limitation, any and all reports, maps, assay results and other relevant technical data and work product compiled by or in the possession or within the control of the Vendors with respect to any such mineral property interests, being hereinafter singularly also referred to as a "Mineral Asset" and collectively referred to as the "Mineral Assets" as the context so requires); and which La Roca Assets and the right to prospect the same were granted to La Roca by way of Resolution No. 756 of April 28, 2011 and by way of Resolution 758 dated April 28, 2011 from the MPOC; and which La Roca Assets are even more particularly described in Schedule "A" which is attached hereto;

D.                   The Purchaser is a body corporate subsisting under and registered pursuant to the laws of Paraguay and is presently engaged in the business of seeking, acquiring, exploring and developing mineral resource property interests of merit in Paraguay, and UEC, through its wholly-owned subsidiary, UEC Paraguay Corp., is the legal and beneficial owner of all of the presently issued and outstanding common shares in the capital of the Purchaser except for one common share;

E.                   UEC is a reporting company incorporated under the laws of the State of Nevada, U.S.A., is also in the business of seeking, acquiring and developing mineral resource property interests of merit and has its common shares listed for trading on the NYSE Amex equities exchange;

F.                   As a consequence of recent discussions and negotiations as between the Parties, each of the Vendors has agreed to sell, and the Purchaser has agreed to acquire, subject to the prior satisfaction of certain conditions precedent to the satisfaction of the Purchaser, all of the Mineral Assets (collectively, the "Acquisition"); and

G.                   The Parties have agreed to enter into this Agreement which formalizes and replaces, in their entirety, all such recent discussions and negotiations and which clarifies each of the Parties' respective duties and obligations in connection with the proposed Acquisition by the Purchaser from the Vendors of all of the Mineral Assets interests.

                       NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1
ACQUISITION TRANSACTION

1.1                   Acquisition of the Mineral Assets and Acquisition Consideration. Each of the Vendors hereby agrees to sell, assign and transfer a 100% undivided right, title and interest in and to all of the mineral property interests comprising their respective Mineral Assets in exchange for the following aggregate consideration to be paid and delivered in the following manner:

(a)       a one-time and aggregate cash payment of U.S. $7,500 by UEC and by way of wire transfer at the "Closing Date" (as hereinafter defined) to the order and direction of the Vendors in accordance with the direction of the Vendors delivered to the Purchaser in writing prior to the Closing Date (the "Cash Payment");

(b)       the deemed repayment and corresponding relinquishment by UEC and/or the Purchaser of each of those certain promissory notes dated June 10, 2011 (collectively, the "Promissory Notes") from each of the Vendors to UEC and/or the Purchaser with a current principal amount of approximately U.S. $143,833.00 (collectively, the "Relinquishment"); said Promissory Notes having represented certain regulatory and insurance fees and amounts which had been previously advanced by UEC and/or the Purchaser to the Vendors in order to maintain the various Mineral Assets prior to the proposed Acquisition hereunder; and

(c)       the one-time and aggregate issuance of 100,000 restricted common shares of UEC's common stock (the "Acquisition Shares"), which the Parties acknowledge and agree shall be valued at a deemed issuance price of U.S. $3.25 per Acquisition Share, and which Acquisition Shares will be issued to the order and direction of the Vendors in accordance with the direction and registration instructions of the Vendors delivered to the Purchaser in writing prior to the Closing Date;

(and each of the Cash Payment, the Relinquishment and the issuance and delivery of the Acquisition Shares being, collectively, the "Acquisition Consideration" herein).

1.2                   Resale restrictions and legending of Share certificates. Each of the Vendors hereby acknowledge and agree that the Purchaser and UEC make no representations as to any resale or other restriction affecting the Acquisition Shares and that the Acquisition Shares are being issued by UEC to the Vendors in reliance upon the registration and prospectus exemptions contained in "Regulation S" promulgated under the United States Securities Act of 1933 (the "Securities Act") which will continue to impose a trading restriction in the United States on the Acquisition Shares for a period of at least six months from the date of issuance. The Vendors, the Purchaser and UEC hereby also acknowledge and understand that neither the sale of the Acquisition Shares, nor any of the Acquisition Shares themselves, have been registered under the Securities Act or any state securities laws, and, furthermore, that the Acquisition Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Vendors, the Purchaser and UEC also acknowledge and understand that the certificate(s) representing the Acquisition Shares will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner if such restriction is required by applicable securities laws:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, (B) TO Uranium Energy Corp. (THE "CORPORATION"), (C) IN ACCORDANCE WITH RULE 144 UNDER THE 1933 ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, IF AVAILABLE, OR (E) IN A TRANSACTION THAT DOES NOT OTHERWISE REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS IF AN OPINION OF COUNSEL, OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION, HAS BEEN PROVIDED TO THE CORPORATION TO THAT EFFECT. THE SECURITIES REPRESENTED BY THE CERTIFICATE CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE SECURITIES LAWS."; and

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [four months and one day from the Closing Date]";

and each of the Vendors hereby consents to UEC making a notation on its records or giving instructions to UEC's transfer agent of the Acquisition Shares in order to implement the restrictions on transfer set forth and described hereinabove.

1.3                   Right of Purchaser to terminate Agreement. Prior to the Closing Date the Purchaser or UEC may terminate this Agreement by providing a notice of termination to each of the Vendors in writing of its desire to do so at least 14 calendar days prior to its decision to do so. After such 14-calendar days' period the Purchaser and UEC shall have no further obligations, financial or otherwise, under this Agreement, except that the provisions of section "1.4" hereinbelow shall become immediately applicable to the Purchaser and UEC upon providing such notice of termination to each of the Vendors. If the Agreement is so terminated by the Purchaser, then the Purchaser shall have no right, entitlement or interest, legally or equitably, in and to any of the Mineral Assets.

1.4                   Obligations upon termination of the Agreement. If this Agreement is terminated by the Purchaser in accordance with section "1.2" hereinabove, then the Purchaser shall deliver at no cost to the Vendors, within 30 calendar days of such termination, all originals and all copies of any materials with respect to the Mineral Assets and including, without limitation, all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Purchaser with respect to the interests comprising the Mineral Assets and not theretofore already furnished to the Vendors.

1.5                   Standstill provisions respecting the Vendors. In consideration of the Purchaser's and UEC's within agreement for the proposed Acquisition and to enter into the terms and conditions of this Agreement, each of the Vendors hereby undertakes for itself, and for each of its respective agents and advisors, that it will not until the earlier of the Closing Date or the termination of this Agreement approach or consider any other potential purchasers, or make, invite, entertain or accept any offer or proposal for the proposed sale of any interest in and to any of its Mineral Assets or of any of the Vendors' respective and underlying securities or business interests, as the case may be, or, for that matter, disclose any of the terms of this Agreement, without each of the Purchaser's and UEC's prior written consent. In this regard each of the Vendors acknowledges that the foregoing restrictions are important to the respective businesses of the Purchaser and UEC and that a breach by any of the Vendors of any of the covenants herein contained would result in irreparable harm and significant damage to each of the Purchaser and UEC that would not be adequately compensated for by monetary award. Accordingly, each of the Vendors agrees that, in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, each Vendor will also be liable to the Purchaser and UEC, as liquidated damages, for an amount equal to the amount received and earned by any such Vendor as a result of and with respect to any such breach. The Parties hereby also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, they agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances.

1.6                   Right of first refusal from the Vendors to the Purchaser and UEC respecting any other property holding. At any time after the Closing Date and for a period of two years following the Closing Date, and subject to all applicable laws (and including, without limitation, the mining laws of Paraguay as the same may exist from time to time), the Vendors, together with any of the Vendors' respective shareholders, directors, officers, employees, associates, affiliates and nominees, as the case may be (collectively, the "Vendors" herein), hereby grants to either of UEC or the Purchaser, as UEC may determine, from time to time, in UEC's sole and absolute discretion, a right of first refusal to acquire all or any portion of any interest in any mineral property interest in Paraguay which any of the Vendors may have an interest in at anytime and which the any of the Vendors desire to dispose of (herein, collectively, the "Holding"). If a Vendor receives a bona fide offer to purchase from, or where a sale is solicited by such Vendor, then, upon settling the proposed terms thereof with a third party for the purchase or sale of the Holding, such Vendor shall forthwith offer to sell the Holding to UEC. The offer to sell to UEC shall be on the same terms and conditions and of equivalent dollar value as those contained in the offer to the third party; provided, however, that should such Vendor and UEC fail to agree upon a determination of the equivalent dollar value for any such offer, such equivalent dollar value shall be determined finally by arbitration under the provisions contained in this Agreement. UEC shall be entitled to elect, by notice to any such disposing Vendor within 30 calendar days from the date of receipt of the offer to sell, to acquire the Holding, on the same terms and conditions as those set forth in the offer to the third party. If UEC does not exercise its right to acquire the Holding as aforesaid, such Vendor may, for a period of 30 calendar days following the last date upon which UEC could have made the election hereinabove, dispose of the Holding, but only on the same terms and conditions as set forth in that offer. Any transfer of all or any part of a Vendor's Holding interest herein shall be accompanied by the written agreement of any such transferee to assume the obligations of the Vendor hereunder respecting the Holding and to be bound by the terms and conditions hereof.

1.7                   Royalty, right to purchase and right of first refusal for the Royalty. At any time after the Closing Date, however, subject to the right to purchase provided for immediately hereinbelow, and as a condition to the due and complete completion of the within Acquisition, it is hereby acknowledged and agreed that, as part of and not in addition to the "Existing Royalty" (as hereinafter defined), the Purchaser shall remain continually obligated to pay to the order and direction of the Vendors an aggregate overriding royalty (the "Royalty" herein) equal to one and one-half percent (1.5%) of the gross proceeds received by the Purchaser in connection with any uranium which is produced and sold in relation to any mineral interests comprising the Mineral Assets hereunder.

                       The Parties hereby acknowledge and agree that the within Royalty forms part of and is not in addition to that certain existing overriding royalty of the exact same terms (the "Existing Royalty"; and together with the within Royalty being, collectively, the "Royalty" going forward) which has already been granted by UEC and its subsidiary, UEC Paraguay Corp. ("UEC Paraguay"), to a Paraguayan private company and its requisite vendor, in accordance with the terms and conditions and the prior closing; effective on May 23, 2011; of that certain "Share Exchange Agreement" dated for reference as of October 14, 2010 (the "Share Exchange Agreement"), as entered into among UEC, UEC Paraguay and the within Purchaser, and pursuant to which the Purchaser was acquired by UEC Paraguay as already being the 100% legal, beneficial and registered holders of certain other valuable mineral property concession interests which are located in Paraguay and which are particularly described in the Share Exchange Agreement.

                       For the purposes of calculating and paying the subject Royalty the following provisions shall apply (which are essentially identical to the provisions already set forth in the Share Exchange Agreement and which are inclusive going forward):

(a)       the Purchaser shall give notice to the Vendors of the date on which uranium is first mined or extracted from any of the mineral interests comprising the Mineral Assets;

(b)       the amount of the Royalty payable to the Vendors shall be calculated by the Purchaser at the end of each quarterly period for UEC (that being as at each of July 31st, October 31st, January 31st and April 30th, respectively, at the moment) and shall be paid to the Vendors on or before the last day of the next following quarter. Any adjustments in the payment of the Royalty hereunder arising out of an audit referred to in paragraph "1.7(d)" hereinbelow shall be made and paid at that time;

(c)       for the purposes of calculating the amount of the Royalty payable to the Vendors hereunder only, if, after the date that uranium is first mined or extracted from any of the mineral interests comprising the Mineral Assets, the Purchaser sells any uranium to one of its subsidiaries or affiliates, and if the sale price of such uranium is not negotiated on an arm's length basis, the Purchaser shall, for the purposes of calculating the Royalty only, and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such uranium an amount which would be sufficient to make such sale price represent a reasonable net sale price for such uranium as if negotiated at pertinent circumstances (including, without limitation, then current market conditions relating to uranium);

(d)       the Purchaser shall by notice inform the Vendors of the quantum of such reasonable net sale price, and if the Vendors do not object thereto within 30 calendar days after receipt of such notice said quantum shall be final and binding for the purposes of this paragraph;

(e)       on or before the last day of each quarterly period for UEC of each year after uranium is first mined or extracted from any of the mineral interests comprising the Mineral Assets, the Purchaser shall deliver to the Vendors a statement indicating, in reasonable detail, as of the last day of the immediately preceding quarter, the calculation of the Royalty and the aggregate Royalty payable for such quarter;

(f)       the Purchaser agrees to maintain for each operation on any of the mineral interests comprising the Mineral Assets up-to-date and complete records relating to the uranium and sales thereof and the Vendors or their respective agents shall have the right, at all reasonable times, to inspect such records and make copies thereof at their own expense for the purpose of verifying the amount of the Royalty payments to be made by the Purchaser to the Vendors pursuant hereto. The Vendor shall have the right at its own expense to have such Royalty accounts audited by independent auditors acceptable to each of the Vendors and UEC once each year; and if such independent auditors are not agreed upon, then UEC's independent auditors; and if the Vendors' audit reveals a shortfall of any nature whatsoever, the cost of such audit shall be borne by the Purchaser;

(g)       the Purchaser shall have an audited statement prepared by UEC's independent auditors for each fiscal year of UEC (that being as at July 31st at the moment) with respect to the Royalty payable to the Vendor hereunder by the 90th calendar day in the following year, and the Purchaser shall forthwith deliver a copy of such statement to the Vendors; and

(h)       all the Royalty payments shall be considered final and in full satisfaction of all obligations of the Purchaser making the same in respect thereof if such payments or the calculations in respect thereof are not disputed by the Vendors within 60 calendar days after receipt by the Vendors of the audited statement referred to in paragraph "1.7(g)" hereinabove. Any disputes under this paragraph shall be decided by arbitration as provided for in the Agreement.

                       At any time, and from time to time, after Closing the Purchaser shall have the sole and exclusive right and option, exercisable at any time in writing, in its sole and absolute discretion; and as already provided for in the Share Exchange Agreement; however, subject, at all times, to the Royalty then due and payable having first been paid in full to the Vendors; to acquire one-half percent (0.5%) of the aggregate Royalty interest hereunder and thereunder (that being one-third of the entire 1.5%) at a Royalty purchase price of U.S. $500,000.00 (the "Royalty Purchase Price") for such one-third Royalty interest; with the Royalty Purchase Price to be due and payable by the Purchaser to the order and direction the Vendors within five calendar days of the Purchaser's election to do so.

                       In addition, and at any time, and from time to time, after Closing; and as already provided for in the Share Exchange Agreement; the Vendors hereby grant to either of UEC or the Purchaser, as UEC may determine, from time to time, in UEC's sole and absolute discretion, a right of first refusal to acquire all or any portion of the remaining one percent (1.0%) of the aggregate Royalty interest hereunder which any Vendor desire to dispose of (herein, collectively, again, the "Holding"). If a Vendor receives a bona fide offer to purchase from, or where a sale is solicited by such Vendor, then upon settling the proposed terms thereof with a third party for the purchase or sale of the Holding, said Vendor shall forthwith offer to sell the Holding to UEC. The offer to sell to UEC shall be on the same terms and conditions and of equivalent dollar value as those contained in the offer to the third party; provided, however, that should such Vendor and UEC fail to agree upon a determination of the equivalent dollar value for any such offer, such equivalent dollar value shall be determined finally by arbitration under the provisions contained in this Agreement. UEC shall be entitled to elect, by notice to such Vendor within 30 calendar days from the date of receipt of the offer to sell, to acquire the Holding, on the same terms and conditions as those set forth in the offer to the third party. If UEC does not exercise its right to acquire the Holding as aforesaid, that Vendor may, for a period of 30 calendar days following the last date upon which UEC could have made the election hereinabove, dispose of the Holding, but only on the same terms and conditions as set forth in that offer. Any transfer of all or any part of a Vendor's Holding interest herein shall be accompanied by the written agreement of any such transferee to assume the obligations of such Vendor hereunder respecting the Holding and to be bound by the terms and conditions hereof.

Article 2
DUE DILIGENCE

2.1                   Due Diligence by the Purchaser. From the Effective Date of this Agreement and up to including 5 p.m. (PST) on the fifth business day prior to the Closing Date (such period in time being the "Purchaser's Due Diligence Period" herein) the Purchaser may conduct all manner of due diligence investigations in respect of the Vendors and the Mineral Assets in order to determine the merits of any of the property mineral interests underlying the Mineral Assets. For purposes of such investigations, the Vendors will give to the Purchaser and its agents and representatives effective on the Effective Date full access to all property interests underlying the Mineral Assets together with all books, records, financial and operating data and other information concerning the Mineral Assets interests as the Purchaser and its agents and representatives may reasonably request. If, at any time during the Purchaser's Due Diligence Period, the Purchaser determines that it is not satisfied, in its sole discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby. In such instance the Purchaser will notify each of the Vendors of such fact and thereupon this Agreement will terminate and the Parties will have no further obligations hereunder except the obligations set forth in section "1.4" and Article "9" herein.

Article 3
WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1                   Warranties, representations and covenants by each of the Vendors. In order to induce the Purchaser and UEC to enter into this Agreement, each of the Vendors hereby, jointly and severally, warrants to, represents to and covenants with each of the Purchaser and UEC that, to the best of the knowledge, information and belief of each of the respective Vendors, after making due inquiry:

(a)       each of the Vendors is duly incorporated under the laws of its respective jurisdiction of incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(b)       each of the Vendors is the owner of an undivided 100% legal and beneficial right, title and interest in and to all of the property interests underlying its Mineral Asset;

(c)       the property interests underlying the Mineral Asset of each Vendor are free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever;

(d)       each of the Vendors has the power and capacity to own and dispose of its Mineral Asset;

(e)       there are no claims of any nature whatsoever affecting the right of any Vendor to transfer its Mineral Asset to the Purchaser;

(f)       all permits and licenses covering the Mineral Assets of each Vendor have been duly and validly issued pursuant to applicable mining laws and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws and the performance of all other actions necessary in that regard;

(g)       all conditions on and relating to the mineral interests comprising the Mineral Assets of each Vendor and the operations conducted thereon by or on behalf of each Vendor are in compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation;

(h)       there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral interests comprising the Mineral Assets of each of the Vendors and the conduct of the operations related thereto, nor has any Vendor received any notice of the same;

(i)       there is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Mineral Assets of each of the Vendor or which may impede the development of any of the mineral interests comprising the Mineral Assets of each of the Vendor, nor, to the best of the knowledge, information and belief of each of the Vendors, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of each of the Vendor, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral interests comprising the Mineral Assets of each of the Vendors;

(j)       there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of any of the Vendors), pending or threatened, which may affect, without limitation, the rights of either of the Vendors to transfer any interest in its Mineral Assets to the Purchaser at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; in addition, each of the Vendors is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(k)       this Agreement constitutes a legal, valid and binding obligation of each Vendor, enforceable against each Vendor in accordance with its respective terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(l)       there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of each of the Vendors, after making due inquiry, threatened against or affecting any of the mineral interests comprising the Mineral Assets of each of the Vendor at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(m)       each Vendor is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which such Vendor is subject or which apply to such Vendor;

(n)       no proceedings are pending for, and each of the Vendors is unaware of, any basis for the institution of any proceedings leading to the placing of such Vendor in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(o)       the making of this Agreement, the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)       conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which either of the Vendors or any of mineral interests comprising the Mineral Assets of the Vendors is subject, or constitute or result in a default under any agreement, contract or commitment to which either of the Vendors is a party; or

(ii)      give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to either of the Vendors which is necessary or desirable in connection with the ownership of any of the mineral interests comprising the Mineral Assets of each such Vendor;

(p)       each of the Vendors has delivered to the Purchaser all information and documentation within the Vendors' possession or control respecting the mineral interests comprising the Mineral Assets of the Vendors and including, without limitation, a copy of all permits, permit applications and applications for exploration and exploitation rights, if any respecting any of the mineral interests comprising the Mineral Assets of the Vendors;

(q)       the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action, corporate or otherwise, on each of the Vendors' respective parts;

(r)       no other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from either of the Vendors of any interest in and to any of mineral property interests comprising the Mineral Assets of the Vendors;

(s)       the mineral property interests comprising the Mineral Assets of the Vendors have been duly and validly located and recorded in a good and minerlike manner pursuant to applicable mining laws; and

(t)       each of the Vendors is not aware of any fact or circumstance which has not been disclosed to the Purchaser which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Purchaser to enter into this Agreement;

3.2                   Warranties, representations and covenants by each of the Purchaser and UEC. In order to induce the Vendors to enter into this Agreement, each of the Purchaser and UEC hereby, jointly and severally, warrants to, represents to and covenants with each of the Vendors that, to the best of the knowledge, information and belief of each the Purchaser and UEC, after making due inquiry:

(a)       each of the Purchaser and UEC is duly incorporated under the laws of its respective jurisdiction of incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(b)       each of the Purchaser and UEC has the requisite power, authority and capacity to own and use all of its respective business assets and to carry on its respective businesses as presently conducted by it

(c)       each of the Purchaser and UEC holds all licenses and permits required for the conduct in the ordinary course of the operations of its respective businesses and for the uses to which its respective business assets have been put and are in good standing, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to each of the Purchaser and UEC, and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person the right to terminate or cancel any said license or permit or affect such compliance;

(d)       this Agreement constitutes a legal, valid and binding obligation of each of the Purchaser and UEC, enforceable against each of the Purchaser and UEC in accordance with its respective terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(e)       to the actual knowledge, information and belief of each of the Purchase and UEC the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)       conflict with or result in a breach of or violate any of the terms, conditions or provisions of its respective constating documents; or

(ii)      conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which it is subject, or constitute or result in a default under any agreement, contract or commitment to which it is a party; and

(f)       each of the Purchaser and UEC is not aware of any fact or circumstance which has not been disclosed to each of the Vendors which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of each of the Vendors to enter into this Agreement.

3.3                   Continuity of the representations, warranties and covenants. The representations, warranties and covenants contained herein, or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by either of the Parties or by their respective professional advisors prior to the Closing Date, or the waiver of any condition by any Party, the representations, warranties and covenants contained herein shall survive the Closing Date and shall continue in full force and effect for a period of two years from the Closing Date.

Article 4
CONDITIONS PRECEDENT TO CLOSING

4.1                   Parties' conditions precedent. All of the rights, duties and obligations of each of the Parties under this Agreement are subject to the following conditions precedent for the exclusive benefit of each of the Parties to be fulfilled in all material aspects in the reasonable opinion of each of the Parties or to be waived by each or any of the Parties, as the case may be, as soon as possible after the Effective Date; however, unless specifically indicated as otherwise, not later than three business days prior to the Closing Date (such date being the "Subject Removal Date"):

(a)       the delivery by each of the Vendors to the Purchaser and UEC of written evidence, satisfactory to the Purchaser and UEC in their sole and absolute discretion, acting reasonably, that each of the Vendors' representations, warranties and covenants contained hereinabove are true and accurate;

(b)       the specific ratification of the terms and conditions of this Agreement by the Board of Directors of each of the Parties on or before five business days of the Effective Date (collectively, the "Ratification");

(c)       the completion by each of the Vendors and the Purchaser of an initial due diligence and operations review of the other Party's respective businesses and operations on or before five business days of the prior satisfaction of the Ratification (collectively, the "Initial Due Diligence");

(d)       if required under applicable corporate and securities laws, the receipt of all necessary approvals from any regulatory authority having jurisdiction over the transactions contemplated by this Agreement and including, without limitation, UEC's approval to the issuance of the Acquisition Shares from the NYSE Amex equities exchange, on or before one business day prior to the Subject Removal Date (collectively, the "Regulatory Approval"); and

(e)       if required under applicable corporate and securities laws, shareholders of the Vendors passing an ordinary resolution or, where required, a special resolution, approving the terms and conditions of this Agreement and all of the transactions contemplated hereby.

4.2                   Parties' waiver of conditions precedent. The conditions precedent set forth in section "4.1" hereinabove are for the exclusive benefit of each of the Parties and may be waived by each or any of the Parties in writing and in whole or in part at any time; however, not later than the Subject Removal Date.

4.3                   Vendors' conditions precedent. The rights, duties and obligations of each of the Vendors under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Vendors to be fulfilled in all material aspects in the reasonable opinion of the Vendors or to be waived by the Vendors as soon as possible after the Effective Date, however; unless specifically indicated as otherwise, not later than the Subject Removal Date:

(a)       each of the Purchaser and UEC shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by such Party on or before the Subject Removal Date;

(b)       UEC shall have complied with all applicable securities laws in connection with the issuance of the Acquisition Shares to the Vendors on the Closing Date;

(c)       each of the Purchaser and UEC will have obtained all authorizations, approvals, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement and including, without limitation, the Regulatory Approval, and other actions by, and have made all filings with, any and all regulatory authorities required to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by such Party who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any regulatory authority to which such Party may be subject; and

(d)       all matters which, in the opinion of counsel for each of the Vendors, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose.

4.4                   Vendors' waiver of conditions precedent. The conditions precedent set forth in section "4.3" hereinabove are for the exclusive benefit of the Vendors and may be waived by the Vendors in writing and in whole or in part at any time after the Effective Date; however, unless specifically indicated as otherwise, not later than the Subject Removal Date.

4.5                   Purchaser's and UEC's conditions precedent. The rights, duties and obligations of each of the Purchaser and UEC under this Agreement are also subject to the following conditions precedent for the exclusive benefit of each of the Purchaser and UEC to be fulfilled in all material aspects in the reasonable opinion of each of the Purchaser and UEC or to be waived by each of the Purchaser and UEC as soon as possible after the Effective Date; however, unless specifically indicated as otherwise, not later than the Subject Removal Date:

(a)       each of the Vendors shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by such Vendor on or before the Subject Removal Date;

(b)       each of the Vendors will have obtained all authorizations, approvals or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement and including, without limitation, Regulatory Approval, and other actions by, and have made all filings with, any and all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by each of the Vendors who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any regulatory authority to which either of the Vendors may be subject;

(c)       all matters which, in the opinion of counsel for the Purchaser and UEC, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose;

(d)       no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)       the purchase or transfer of any of the mineral property interests comprising the Mineral Assets as contemplated by this Agreement or the right of either of the Vendors to dispose of any of the mineral property interests comprising the Mineral Assets; or

(ii)       the right of either of the Vendors to conduct its respective operations and carry on, in the normal course, its respective businesses and operations as it has carried on in the past;

(e)       the delivery to each of the Purchaser and UEC by each of the Vendors, on a confidential basis, of any and all documentation and information respecting the mineral property interests comprising the Mineral Assets and including, without limitation, the following documentation and information:

(i)       a copy of all material contracts, agreements, reports and information of any nature respecting the mineral property interests comprising the Mineral Assets; and

(ii)      details of any lawsuits, claims or potential claims relating to either the mineral property interests comprising the Mineral Assets of which any of the Vendors is aware and the Purchaser is unaware; and

(f)       the completion by the Purchaser and by the Purchaser's professional advisors of a thorough due diligence and operations review of the mineral property interests comprising the Mineral Assets together with the transferability of the mineral property interests comprising the Mineral Assets as contemplated by this Agreement, to the sole and absolute satisfaction of the Purchaser.

4.6                   Purchaser's and UEC waiver of conditions precedent. The conditions precedent set forth in section "4.5" hereinabove are for the exclusive benefit of each of the Purchaser and UEC and may be waived by each of the Purchaser and UEC in writing and in whole or in part at any after the Effective Date; however, unless specifically indicated as otherwise, not later than the Subject Removal Date.

Article 5
CLOSING AND EVENTS OF CLOSING

5.1                   Closing and Closing Date. The closing (the "Closing") of the within Acquisition of the mineral interests comprising the Mineral Assets, as contemplated in the manner as set forth in Article "1" hereinabove, together with all of the transactions contemplated by this Agreement, shall occur on such day which is two business days following the due and complete satisfaction of all of the conditions precedent which are set out in Article "4" hereinabove (the "Closing Date"), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties, and will be closed, in each such instance, at the offices of McMillan LLP, Lawyers - Patent & Trade Mark Agents, located at 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, at 2:00 p.m. (Vancouver time) on the Closing Date.

5.2                   Latest Closing Date. If the Closing Date has not occurred by December 31, 2011, this Agreement will be terminated and unenforceable unless the Parties agree in writing to grant an extension of the Closing Date.

5.3                   Documents to be delivered by each of the Vendors prior to the Closing Date. Not later than two business days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, each of the Vendors shall also execute and deliver, or cause to be delivered, to the Purchaser and UEC and/or the Escrow Agent (as defined herein), as applicable, all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Purchaser and UEC, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, the necessary transfer of a 100% undivided right, title and interest in and to all of the mineral property interests comprising the Mineral Assets of the Vendors to the Purchaser under the Acquisition and free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a)       if required by applicable corporate law, a certified copy of an ordinary (or special) resolution of the shareholders of each of the Vendors approving the terms and conditions of this Agreement and the transactions contemplated hereby and thereby together with certification of any required notice to all shareholders of each of the Vendors of such written consent resolutions;

(b)       all documentation as may be necessary and as may be required by counsel for the Purchaser and UEC, acting reasonably, to ensure that all of the mineral interests comprising the Mineral Assets of the Vendors have been duly transferred, assigned and are registerable in the name of and for the benefit of the Purchaser under all applicable corporate and securities laws;

(c)       a certified copy of the resolutions of the respective Boards of Directors of each of the Vendors authorizing the transfer by each of the Vendors to the Purchaser of a 100% undivided right, title and interest in and to all of the mineral property interests comprising the Mineral Assets of each of the Vendors;

(d)       any remaining documentation in respect of the Mineral Assets of each of the Vendors not previously provided;

(e)       all necessary consents and approvals in writing to the completion of the transactions contemplated herein;

(f)       a certificate of an officer from each of the Vendors, dated as of the Closing Date, acceptable in form to counsel for the Purchaser and UEC, acting reasonably, certifying that the warranties, representations, covenants and agreements of each of the Vendors contained in this Agreement are true and correct in all respects and will be true and correct as of the Closing Date as if made by each of the Vendors on the Closing Date; and

(g)       all such other documents and instruments as the Purchaser's and UEC's counsel may reasonably require.

5.4                   Documents to be delivered by the Purchaser prior to the Closing Date. Not later than two business days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Purchaser and/or UEC shall also execute and deliver, or cause to be delivered, to each of the Vendors and/or the Escrow Agent, as applicable, all such other documents, resolutions and instruments as are necessary, in the opinion of counsel for the Vendors, acting reasonably, to complete the Acquisition, to complete the Acquisition Consideration and to issue the Acquisition Shares free and clear of all liens, charges and encumbrances, however, subject to the normal resale provisions applicable thereto, and in particular including, but not being limited to, the following materials:

(a)       a Closing agenda;

(b)       a certified copy of the resolutions of the respective Boards of Directors of each of the Purchaser and UEC providing for the approval of all of the transactions contemplated hereby;

(c)       written evidence of the delivery and issuance of the Acquisition Consideration in accordance with section "1.1" hereinabove and comprised of:

(i)       the payment of the Cash Payment;

(ii)      the Relinquishment of the Promissory Notes; and Payment;

(iii)     the issuance and delivery of a UEC share certificate, subject to the normal resale provisions applicable thereto, representing all of the Acquisition Shares issued and registered as directed by the Vendors in accordance with section "1.1(a)" hereinabove;

(d)       all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, the Regulatory Approval;

(e)       written evidence of the Purchaser's satisfaction with its due diligence in accordance with section "2.1" hereinabove;

(f)       a certificate of an officer from each of the Purchaser and UEC, dated as of the Closing Date, acceptable in form to counsel for the Vendors, acting reasonably, certifying that the warranties, representations, covenants and agreements of each of the Purchaser and UEC contained in this Agreement are true and correct and will be true and correct as of the Closing Date as if made by each of the Purchaser and UEC on the Closing Date; and

(g)       all such other documents and instruments as the Vendors' counsel may reasonably require.

Article 6
APPOINTMENT OF ESCROW AGENT AND TRANSFER DOCUMENTS

6.1                   Appointment of Escrow Agent. The Parties hereby acknowledge and initially appoint McMillan LLP, Lawyers - Patent & Trade Mark Agents, located at 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, counsel for the Purchaser and UEC herein, as escrow agent (the "Escrow Agent") herein, or such other Escrow Agent as may be mutually determined by the Parties prior to the Subject Removal Date.

6.2                   Escrow of Transfer Documents. Subject to and in accordance with the terms and conditions hereof and the requirements of Articles "1", "3", "4" and "5" hereinabove, and without in any manner limiting the obligations of each of the Parties as contained therein and hereinabove, it is hereby acknowledged and confirmed by the Parties that each of the Parties will execute, deliver, or cause to be delivered, all such documentation as may be required by the requirements of Articles "1", "4" and "5" hereinabove (herein, collectively, the "Transfer Documents") and deposit the same with the Escrow Agent, or with such other mutually agreeable escrow agent, together with a copy of this Agreement, there to be held in escrow for release by the Escrow Agent to the Parties in accordance with the strict terms and provisions of Articles "1", "4" and "5" hereinabove.

6.3                   Resignation of Escrow Agent. The Escrow Agent may resign from its duties and responsibilities if it gives each of the Parties three calendar days' written notice in advance. Upon receipt of notice of the Escrow Agent's intention to resign, the Parties shall, within three calendar days, select a replacement escrow agent and jointly advise the Escrow Agent in writing to deliver the Transfer Documents to the replacement escrow agent. If the Parties fail to agree on a replacement escrow agent within three calendar days of such notice, the replacement escrow agent shall be selected by a Judge of the Supreme Court of the Province of British Columbia upon application by any Party. The Escrow Agent shall continue to be bound by this Agreement until the replacement escrow agent has been selected and the Escrow Agent receives and complies with the joint instructions of the Parties to deliver the Transfer Documents to the replacement escrow agent. The Parties agree to enter into an escrow agreement substantially in the same form of this Agreement with the replacement escrow agent.

6.4                   Instructions to Escrow Agent. Instructions given to the Escrow Agent pursuant to this Agreement shall be given by duly authorized signatories of the respective Parties.

6.5                   No other duties or obligations. The Escrow Agent shall have no duties or obligations other than those specifically set forth in this Article.

6.6                   No obligation to take legal action. The Escrow Agent shall not be obligated to take any legal action hereunder which might, in its judgment, involve any expense or liability unless it shall have been furnished with a reasonable indemnity by all of the Parties together with such other third parties as the Escrow Agent may require in its sole and absolute discretion.

6.7                   Not bound to any other agreements. The Escrow Agent is not bound in any way by any other contract or agreement between the Parties whether or not it has knowledge thereof or of its terms and conditions and its only duty, liability and responsibility shall be to hold and deal with the Transfer Documents as herein directed.

6.8                   Notice. The Escrow Agent shall be entitled to assume that any notice and evidence received by it pursuant to these instructions from anyone has been duly executed by the Party by whom it purports to have been signed and that the text of any notice and evidence is accurate and the truth. The Escrow Agent shall not be obliged to inquire into the sufficiency or authority of the text or any signatures appearing on such notice or evidence.

6.9                   Indemnity. The Parties, jointly and severally, covenant and agree to indemnify the Escrow Agent and to hold it harmless against any loss, liability or expense incurred, without negligence or bad faith on its part, arising out of or in connection with the administration of its duties hereunder including, without limitation, the costs and expenses of defending itself against any claim or liability arising therefrom.

6.10                 Not required to take any action. In the event of any disagreement between any of the Parties to these instructions or between them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the Transfer Documents, or in the event that the Escrow Agent should take action hereunder, it may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, it shall not be or become liable in any way or to any person for its failure or refusal to act, and it shall be entitled to continue so to refrain from acting until:

(a)       the rights of all Parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

(b)       all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and it shall have been notified thereof in writing signed by all such persons.

Article 7
DUE DILIGENCE INVESTIGATION

7.1                   Due diligence. Each of the Parties shall forthwith conduct such further due diligence examination of the other Party as it deems appropriate.

7.2                   Confidentiality. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Party, at all times subject to the confidentiality provisions of Articles "8" and "9" hereinbelow, as each Party deems necessary. In that regard, the Parties agree that each shall have full and complete access to the other Parties' books, records, financial statements and other documents, articles of incorporation, by-laws, minutes of Board of Directors' meetings and its committees, investment agreements, material contracts and as well such other documents and materials as the Parties, or their respective solicitors, may deem reasonable and necessary to conduct an adequate due diligence investigation of each Party, its respective operations and financial condition prior to the Closing.

Article 8
NON-DISCLOSURE

8.1                   Non-disclosure. Subject to the provisions of section "8.3" hereinbelow, the Parties, for themselves, their officers, directors, shareholders, consultants, employees and agents, agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties' express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a Court or on a "need to know" basis to each of the Parties' respective professional advisors.

8.2                   Documentation. Any document or written material generated by either Party in the course of, or in connection with, the due diligence investigations conducted pursuant to this Agreement shall be marked or deemed "Confidential" and shall be treated by each Party as a trade secret of the other Parties. Upon termination of this Agreement prior to Closing, all copies of any and all documents obtained by any Party from any other Party herein, whether or not marked "Confidential", shall be returned to the other Parties forthwith.

8.3                   Public announcements. Notwithstanding the provisions of this Article, the Parties agree to make such public announcements of this Agreement promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

Article 9
PROPRIETARY INFORMATION AND
ADDITIONAL OBLIGATIONS OF THE PARTIES

9.1                   Confidential Information. Each Party acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Parties constitutes valuable trade secrets and proprietary confidential information of the other Parties (collectively, the "Confidential Information"). No such Confidential Information shall be published by any Party without the prior written consent of the other Parties, however, such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. Furthermore, each Party undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Parties and to ensure that any third party to which the Confidential Information is disclosed shall execute an agreement and undertaking on the same terms as contained herein.

9.2                   Impact of breach of confidentiality. The Parties acknowledge that the Confidential Information is important to the respective businesses of each of the Parties and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties recognize and hereby agree that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to each of the other Parties that would not be adequately compensated for by monetary award. Accordingly, the Parties agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Parties, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, the Parties agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties are hereby waived by the other Parties.

9.3                   Compliance with applicable laws. The Parties will comply with all United States, Canadian and foreign laws, whether federal, provincial or state, applicable to their respective duties hereunder and, in addition, hereby represent and warrant that any information which they may provide to any person or company hereunder will, to the best of their respective knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

9.4                   Opinions, reports and advice of each of the Vendors. Each of the Vendors hereby acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Vendors to the Purchaser and UEC in connection with Acquisition contemplated herein are intended solely for the Purchaser's and UEC's benefit and for the Purchaser's and UEC's use only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Purchaser and UEC. In this regard the Vendors hereby covenant and agree that the Purchaser and UEC may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Purchaser's and/or UEC's sole and absolute discretion. Each of the Vendors further covenants and agrees that no public references to the Purchaser and/or UEC or disclosure of either of the Vendor's role in respect of the Purchaser and/or UEC may be made by any of the Vendors without the prior written consent of the Purchaser and UEC in each specific instance and, furthermore, that any such written opinions, reports, advice or materials shall, unless otherwise required by the Purchaser and/or UEC, be provided by the Vendors to the Purchaser and UEC in a form and with such substance as would be acceptable for filing with and approval by any regulatory authority having jurisdiction over the affairs of the Purchaser and UEC from time to time.

Article 10
ASSIGNMENT AND VARIATIONS

10.1                 Assignment. Save and except as provided herein, no Party may sell, assign, pledge or mortgage or otherwise encumber all or any part of its respective interests herein without the prior written consent of the other Parties.

10.2                 Amendment. This Agreement and any provision thereof may only be amended in writing and only by duly authorized signatories of each of the respective Parties.

10.3                 Variation in the terms of this Agreement upon review. It is hereby acknowledged and agreed by each of the Parties that where any variation in the terms and/or conditions of this Agreement is reasonably required by any of the regulatory authorities as a condition of their respective regulatory approval to any of the terms and conditions of this Agreement, any such reasonable variation, having first been notified to all Parties, will be deemed to be accepted by each of the Parties and form part of the terms and conditions of this Agreement. If any such Party, acting reasonably, deems any such notified variation unreasonable, that Party may, in its sole and absolute discretion, and within a period of not greater than 10 calendar days from its original notification and at its cost, make such further applications or submissions to the relevant regulatory authority as it considers necessary in order to seek an amendment to any such variation; provided, however, that the final determination by any such regulatory authority to any such application or submission by such objecting Party will be deemed binding upon such Party who must then provide notification to all other Parties as provided for hereinabove.

Article 11
FORCE MAJEURE

11.1                 Events. If any Party at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

11.2                 Notice. A Party shall, within seven calendar days, give notice to the other Parties of each event of force majeure under section "11.1" hereinabove, and upon cessation of such event shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 12
ARBITRATION

12.1                 Matters for Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

12.2                 Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days' prior written notice of its intention to do so to the other Parties together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section "12.3" hereinbelow.

12.3                 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Parties of such appointment, and the other Parties shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Parties shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the British Columbia Commercial Arbitration Act (the "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

12.4                 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 13
DEFAULT AND TERMINATION

13.1                 Default. The Parties agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the "Defaulting Party"), any non-defaulting Party (herein each called a "Non-Defaulting Party") shall give notice to the Defaulting Party designating such default, and within five business days after its receipt of such notice, the Defaulting Party shall either:

(a)       cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b)       give the Non-Defaulting Parties notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

13.2                 Arbitration. If arbitration is sought, a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article "12" hereinabove.

13.3                 Curing the Default. If:

(a)       the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b)       arbitration is not so sought; or

(c)       the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five calendar days after the rendering of the arbitration award;

any of the Non-Defaulting Parties may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement.

13.4                 Termination. In addition to the foregoing, it is hereby acknowledged and agreed by the Parties that this Agreement will be immediately terminated, unless otherwise extended in accordance with section "5.2" hereinabove, in the event that:

(a)       each of the Parties has not either satisfied or waived each of its respective conditions precedent prior to the Subject Removal Date in accordance with the provisions of Article "4" hereinabove;

(b)       each of the Parties has failed to deliver or caused to be delivered any of its respective documents required to be delivered by Articles "4", "5" and "6" hereinabove prior to each of the Subject Removal Date and the Closing Date in accordance with the provisions of Articles "4", "5" and "6";

(c)       the final Closing has not occurred on or before December 31, 2011 in accordance with section "5.2" hereinabove; or

(d)       by agreement in writing by each of the Parties;

and in such event this Agreement will be terminated and be of no further force and effect other than the obligations under Articles "8" and "9" hereinabove.

Article 14
INDEMNIFICATION AND LEGAL PROCEEDINGS

14.1                 Indemnification. Each of the Parties agrees to indemnify and save harmless the other Parties and including, where applicable, the other Parties' respective affiliates, directors, officers, employees and agents (each such party being an "Indemnified Party") harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

14.2                 No indemnification. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

14.3                 Claim of indemnification. The Parties agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

14.4                 Notice of claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any of the Parties, the Indemnified Party will give the relevant Party prompt written notice of any such action of which the Indemnified Party has knowledge and such Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve any Party of such Party's obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by any Party of substantive rights or defenses.

14.5                 Settlement. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

14.6                 Legal proceedings. Notwithstanding that the relevant Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)       such counsel has been authorized by the relevant Party;

(b)       the relevant Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)       the named parties to any such action include any Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party and the Indemnified Party; or

(d)       there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party.

14.7                 Contribution. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by any Party on the one hand and the Indemnified Party on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the relevant Party shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

Article 15
NOTICE

15.1                 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

15.2                 Change of address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 16
GENERAL PROVISIONS

16.1                 Entire agreement. This Agreement constitutes the entire agreement to date between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement and including, without limitation, that certain and current assignment of contract mining rights agreement, dated October 13, 2011 (the "Concessions Transfer Agreement"), as entered into between the Vendors and the Purchaser; a copy of which Concessions Transfer Agreement being attached hereto as Schedule "B" and forming a material part hereof.

16.2                 Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

16.3                 Schedules. The Schedules to this Agreement are hereby incorporated by reference into this Agreement in its entirety.

16.4                 Time of the essence. Time will be of the essence of this Agreement.

16.5                 Representation and costs. It is hereby acknowledged by each of the Parties that McMillan LLP, Lawyers - Patent & Trade Mark Agents, act solely for the Purchaser and UEC and, correspondingly, that each of the Vendors has been required by each of McMillan LLP, the Purchaser and UEC to obtain independent legal advice with respect to its respective review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties that McMillan LLP, and certain or all of its principal owners or associates, from time to time, may have both an economic or shareholding interest in and to UEC and/or a fiduciary duty to the same arising from either a directorship, officership or similar relationship arising out of the request of UEC for certain of such persons to act in a similar capacity while acting for UEC as counsel. Correspondingly, and even where, as a result of this Agreement, the consent of each Party to the role and capacity of McMillan LLP, and its principal owners and associates, as the case may be, is deemed to have been received, where any conflict or perceived conflict may arise, or be seen to arise, as a result of any such capacity or representation, each Party acknowledges and agrees to, once more, obtain independent legal advice in respect of any such conflict or perceived conflict and, consequent thereon, McMillan LLP, together with any such principal owners or associates, as the case may be, shall be at liberty at any time to resign any such position if it or any Party is in any way affected or uncomfortable with any such capacity or representation. Each Party to this Agreement will also bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by McMillan LLP, shall be at the cost of UEC.

16.6                 Applicable law. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada, together with the federal laws of Canada applicable therein.

16.7                 Further assurances. The Parties hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties or their respective counsel in order to carry out the true nature and intent of this Agreement.

16.8                 Invalid provisions. If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

16.9                 Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

16.10               Severability and construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

16.11               Captions. The captions, section numbers, Article numbers and Schedule numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

16.12               Counterparts. This Agreement may be signed by the Parties in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the Effective Date as set forth on the front page of this Agreement.

16.13               No partnership or agency. The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other Party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

16.14               Consents and waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other Party in the performance by such other of its obligations hereunder shall:

(a)       be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)       be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)       constitute a general waiver under this Agreement; or

(d)       eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

                       IN WITNESS WHEREOF each of the Parties has hereunto set its seal by the hand of its duly authorized signatory as of the Effective Date as set forth on the front page of this Agreement.

The COMMON SEAL of MINAS RÍO BRAVO S.A., a Vendor herein, was hereunto affixed in the presence of: _________________________________ Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

The COMMON SEAL of COMPAÑÍA MINERA RÍO VERDE S.A. a Vendor herein, was hereunto affixed in the presence of: _________________________________ Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

The COMMON SEAL of MINAS LA ROCA S.A. a Vendor herein, was hereunto affixed in the presence of: _________________________________ Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

The COMMON SEAL of URANIUM ENERGY CORP. UEC herein, was hereunto affixed in the presence of: _________________________________ Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

The COMMON SEAL of PIEDRA RICA MINING S.A., the Purchaser herein, was hereunto affixed in the presence of: _________________________________ Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

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Schedule A

                       This is Schedule "A" to that certain Property Acquisition Agreement as entered each of the Vendors (Minas Rio Bravo S.A., Compania Minera Rio Verde S.A. and Minas La Roca S.A.), the Purchaser (Piedra Rica Mining S.A.) and UEC (Uranium Energy Corp.).

Mineral Assets

Vendor	Block ID	MPOC Resolution	Number of Hectares
Minas Rio Bravo S.A.	Block 1 - La Pastora	Resolution No. 757 of April 28, 2011	50,000
Minas Rio Bravo S.A.	Block 2 - Carayao	Resolution No. 774 of April 28, 2011	50,000
Compania Minera Rio Verde S.A.	Block 1 - Isla Margarita	Resolution No. 775 of April 28, 2011	56,500
Compania Minera Rio Verde S.A.	Block 2 - Santa Rosa	Resolution No. 842 of May 9, 2011	42,800
Minas La Roca S.A.	Block 1 - Union	Resolution No. 756 of April 28, 2011	50,000
Minas La Roca S.A.	Block 2 - Tapiracuai	Resolution No. 758 of April 28, 2011	50,000

Also refer to any additional materials attached hereto,
including a map outlining the boundaries of the Mineral Assets.

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Schedule B

                       This is Schedule "B" to that certain Property Acquisition Agreement as entered each of the Vendors (Minas Rio Bravo S.A., Compania Minera Rio Verde S.A. and Minas La Roca S.A.), the Purchaser (Piedra Rica Mining S.A.) and UEC (Uranium Energy Corp.).

Concessions Transfer Agreement

Refer to the copy of the Concession Transfer Agreement which is attached hereto.

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